PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-279017

TRINITY BIOTECH PLC

2,800,000 American Depositary Shares
representing
56,000,000 ‘A’ Ordinary Shares

 This prospectus relates to the resale, from time to time, by the selling shareholder named in this prospectus or its permitted assigns, of up to 2,800,000 American Depositary Shares (“ADSs”) (each ADS represents 20 ‘A’ Ordinary Shares, par value $0.0109 per share), including up to (i) 1.8 million ADSs that Perceptive Credit Holdings II, LP (“Perceptive II”) acquired from us on January 30, 2024 in connection with an acquisition pursuant to the terms of an asset and share purchase agreement among TRIB Biosensors Inc., our wholly-owned subsidiary, as purchaser, and Waveform Technologies, Inc. and the other seller parties thereto, (ii) 0.5 million ADSs that are issuable upon the exercise, from time to time, of an outstanding warrant  (the “Initial Warrant”) of Perceptive Credit Holdings III, LP, an affiliate of Perceptive II (“Perceptive III” and, together with Perceptive II, “Perceptive” or the “selling shareholder”) that Perceptive III acquired from us on January 27, 2022, pursuant to the terms of a credit agreement and guaranty, dated December 15, 2021 (the “Original Credit Agreement”), among us and the other obligors party thereto and Perceptive III, as administrative agent and lender, and (iii) 0.5 million ADSs that are issuable upon the exercise, from time to time, of an outstanding warrant (the “New Warrant” and, together with the Initial Warrant, the “Warrants”) that Perceptive III acquired from us on January 30, 2024, in connection with the second amendment and restatement of the Original Credit Agreement. The Warrants have an exercise price of $2.20 per ADS ($0.11 per ‘A’ Ordinary Share), for an aggregate exercise price of up to $2,200,000. The Initial Warrant expires on January 27, 2029 and the New Warrant expires on January 30, 2031. The ADSs are evidenced by American Depositary Receipts, or ADRs.

Our ADSs are listed on The NASDAQ Global Select Market (“Nasdaq”) under the symbol “TRIB.”  On April 29, 2024, the closing price of an ADS on The NASDAQ Global Select Market was $1.78.   Perceptive may offer and sell any of the ADSs from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the ADSs. For additional information on the possible methods of sale that may be used by Perceptive, you should refer to the section entitled “Plan of Distribution” elsewhere in this prospectus. We will not receive any proceeds from the sale of any ADSs by Perceptive. We do not know when or in what amount Perceptive may offer the ADSs for sale. Perceptive may sell any, all or none of the ADSs offered by this prospectus.

INVESTING IN THE ADSs INVOLVES A HIGH DEGREE OF RISK.  BEFORE BUYING ANY SECURITIES, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED IN “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 7, 2024.

i

Unless expressly stated otherwise, in this prospectus, references to “we”, “us”, “Trinity Biotech” or the “Group” shall mean Trinity Biotech plc and its world-wide subsidiaries, collectively.  References to the “Company” shall mean Trinity Biotech plc. All references to “dollars” or “$” in this prospectus are to U.S. dollars, and all references to “Euro” or “€” are to European Union Euro.

You should read this document together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.  We have not authorized any dealer, salesperson or other person to give any information or to make any representation and you should not rely upon any information or representation not contained or incorporated by reference in this prospectus.  This prospectus does not constitute an offer to sell or the solicitation of an offer to buy ADSs, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy ADSs in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or ADS is sold on a later date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made.  Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus is not intended to be and is not a prospectus for purposes of: (i) Regulation (EU) 2017/1129 of the European Parliament and of the Council or the European Union (Prospectus) Regulations of Ireland 2019; or (ii) Regulation (EU) 2017/1129 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 of the United Kingdom, as amended by the Prospectus (Amendment etc.) (EU Exit) Regulations 2019 of the United Kingdom, or the UK Prospectus Regulation. No offer of shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to European prospectus law or the UK Prospectus Regulation. This document has been prepared on the basis that any offer of shares in any relevant European Economic Area member state or the United Kingdom will be made pursuant to an exemption under European prospectus law and the UK Prospectus Regulation from the requirement to publish a prospectus for offers of shares and does not constitute an offer or solicitation to anyone to purchase shares in any jurisdiction in which such an offer or solicitation is not authorized nor to any person to whom it is unlawful to make such an offer or solicitation. This document has not been reviewed or approved by the Central Bank of Ireland nor by any other competent or supervisory authority of any other member state of the European Economic Area or the United Kingdom for the purposes of the EU Prospectus Regulation, or the UK Prospectus Regulation, as applicable. Any representation to the contrary is a criminal offense.

ii

FORWARD‑LOOKING STATEMENTS

Some of the statements contained in this prospectus and the documents incorporated by reference are forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements about:

•	the development of future products;

•	the potential attributes and benefit of our products and their competitive position;

•	our ability to successfully commercialize, or enter into strategic relationships with third parties to commercialize, our products;

•	our estimates regarding expenses, future revenues, capital requirements and our need for additional financing;

•	statements of our plans and objectives;

•	our ability to acquire or in-license new product candidates;

•	potential strategic relationships;

•	the duration of our patent portfolio; and

•	statements regarding the capabilities of our business operations;

•	statements of expected future economic performance;

•	statements regarding competition in our market; and

•	assumptions underlying statements regarding us or our business.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	our substantial indebtedness, which could impair our flexibility and access to capital and adversely affect our financial position;

•	our ability to generate or raise sufficient funds to repay our debt as it becomes due and to continue as a going concern;

•	Our continued listing on the Nasdaq Global Select Market:

•	pandemics or other public health emergencies, including ongoing effects of the COVID-19 pandemic;

•
the occurrence of hostilities and political instability, including hostilities between Russia and Ukraine and between Hamas and Israel, and resulting volatility and other effects on global economic conditions;

•	changes in customer demand;

•	our ability to successfully develop and commercialize new products, including our new biosensor related products, including our continuous glucose monitoring (“CGM”) product;

•
recalls of our products or liability claims in connection with our products and services and the cost and reputational harm associated with such recalls or claims and with any voluntary corrective actions or regulatory agency enforcement actions;

•	delays or failures in our clinical trials and failure to maintain regulatory approvals and clearances to manufacture, market and distribute our products;

•	interruptions in production at our principal manufacturing facilities, our third-party manufacturing facilities or our supplier;

•	the extent to which we are successful in gaining new long-term relationships with customers or retaining existing ones;

•	developments and changes in laws and regulations, including increased regulation of our industry through legislative action and revised rules and standards;

•	security breaches, cybersecurity attacks and other significant disruptions;

•	natural events such as severe weather, fires, floods and earthquakes or man-made or other disruptions of our business and facilities;

•	strategic actions, including acquisitions and dispositions and our success in integrating acquired businesses; and

•	our ability to obtain and protect rights to the intellectual property necessary for the conduct of our business and the potential costs of enforcing or defending those rights.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks in the section entitled “Risk Factors” on page 5 of this prospectus and on page 3 in our annual report on Form 20-F for the year ended December 31, 2023 incorporated by reference herein. Many factors could cause our actual results to differ materially from the forward-looking statements. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. The summary does not contain all the information that you should consider before investing in our ADSs.  You should read the entire prospectus carefully, including “Risk Factors” contained in this prospectus and the documents incorporated by reference in this prospectus, before making an investment decision. Unless otherwise indicated herein, the terms “Trinity Biotech,” the “Company,” “we,” “us” or “our” refer to Trinity Biotech plc.

We and our subsidiaries develop, acquire, manufacture and market medical diagnostic products and services for the clinical laboratory and point-of-care segments of the diagnostic market. These products and services are used to detect and support the management of autoimmune, infectious and sexually transmitted diseases, diabetes and disorders of the liver and intestine.  We have recently entered into the biosensor industry, with the acquisition (the “Waveform Acquisition”) of the biosensor assets of Waveform Technologies Inc. (“Waveform”) and intend to develop a range of biosensor devices and related services, starting with a continuous glucose monitoring (“CGM”) product.

For a full and comprehensive description of our business, markets and product lines, see our most recent Annual Report on Form 20-F and any updates in our Reports of Foreign Private Issuer on Form 6-K, to the extent that they are incorporated herein by reference.

Recent Developments

CGM Business and Credit Agreement Amendment

On January 30, 2024, we entered into a definitive agreement to acquire the biosensor assets, including the CGM assets, of privately held Waveform for $12.5 million in cash and the 1.8 million ADSs (as adjusted to give effect to the ADS Ratio Change, as defined below) issued to Perceptive, in its capacity as a lender to Waveform, plus contingent consideration.

In connection with the Waveform Acquisition, we amended our Original Credit Agreement with Perceptive to, among other things, fund the Waveform Acquisition, provide for $9.5 million of additional funding for general corporate purposes, reduce the interest rates and early repayment penalty and provide for the issuance of the New Warrant to Perceptive. The credit agreement amendment also provided for a delayed draw term loan of up to an additional $6.5 million, which the Company drew down in full on April 22, 2024 (the “Delayed Draw Term Loan Borrowing”).

On January 31, 2024, we also announced that we had entered into a non-binding Letter of Intent with Bayer for a joint partnership to launch a CGM biosensor device into China and India.

ADS Ratio Change

On February 23, 2023, we effected a ratio change of our ADSs from one ADS representing four ‘A’ Ordinary Shares to one ADS representing 20 ‘A’ Ordinary Shares (the “ADS Ratio Change”). For existing ADS holders, the ADS Ratio Change had the same effect as a one-for-five reverse ADS split.

Corporate Information

We were incorporated as a private limited company registered in Ireland in January 1992 and subsequently re-registered as a public limited company (“plc”) in July 1992. The Company commenced operations in 1992 and, in October 1992, completed an initial public offering of our securities in the United States. Our principal offices are located at IDA Business Park, Bray, Co. Wicklow, Ireland and our telephone number is +353 1276 9800. Our North American headquarters is based at 2823 Girts Rd., Jamestown, NY 14701, USA.  The Company’s website is www.trinitybiotech.com. The information in our website is not incorporated by reference herein.

THE OFFERING

ADSs offered by the selling shareholder	2,800,000 ADSs (each ADS represents 20 ‘A’ Ordinary Shares, par value $0.0109 per share). The offered ADSs are evidenced by ADRs.

‘A’ Ordinary Shares outstanding as of April 30, 2024
189,310,282 ‘A’ Ordinary Shares (which excludes 51,014,672 ‘A’ Ordinary Shares issuable upon the exercise of options at exercise prices that range from US$0.12-US$1.34 per share, 21,200,000 ‘A’ Ordinary Shares represented by ADSs issuable upon the exercise of outstanding warrants, and 24,691,358 ‘A’ Ordinary Shares  represented by ADSs issuable upon conversion of the $20 million convertible note (the “MiCo Convertible Note”) held by MiCo IDV Holdings, LLC (“MiCo”), with an ADS conversion price of $16.20 per ADS).

Use of proceeds	We will not receive any proceeds from the sale of the ‘ADSs offered hereby except that we may receive up to $2,200,000 upon the exercise of the Warrants.

NASDAQ Capital Market symbol	“TRIB”

Risk Factors
Prospective investors should carefully consider the Risk Factors beginning on Page 5 and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of certain factors that should be considered before buying the ADSs offered hereby.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 20-F on file with the Commission, as revised or supplemented by our reports subsequently filed after the date hereof with the Commission and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this.

Risks Related to Ownership of our ADSs

Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our ADSs and penny stock trading.

There can be no assurance that we will be able to continue to meet all of the criteria necessary for Nasdaq to allow us to remain listed. If we fail to satisfy the applicable continued listing requirement and be in non-compliance after notice and the applicable grace period ends, Nasdaq may commence delisting procedures against our Company (during which we may have additional time of up to six months to appeal and correct our non-compliance). On April 19, 2023, we received a deficiency letter from the Listing Qualifications Department of Nasdaq, notifying us that for the preceding 30 consecutive business days, our ADSs did not maintain a minimum closing bid price of $1.00 (the “Minimum Bid Price Requirement”) per ADS, as required by Nasdaq Listing Rule 5450(a)(1). To satisfy the Minimum Bid Price Requirement, the Company effected the ADS Ratio Change on February 23, 2024, pursuant to which the ADS to ‘A’ Ordinary Share ratio changed from one ADS representing four ‘A’ Ordinary Shares to one ADS representing 20 ‘A’ Ordinary Shares. For existing ADS holders, the ADS Ratio Change had the same effect as a one-for-five reverse ADS split. On March 8, 2024, the Listing Qualifications Department of Nasdaq notified us that they determined that we regained compliance with Listing Rule 5450(a)(1). However, there can be no assurance that our ADSs will continue to meet the Minimum Bid Price Requirement.

On November 21, 2023, the Company received a deficiency letter from the Listing Qualifications Department of Nasdaq notifying us that the Company was not in compliance with the minimum market value of publicly held shares (“MVPHS”) requirement of the Nasdaq Listing Rules applicable to companies listing on the Nasdaq Global Select Market. For continued listing on the Nasdaq Global Select Market, registrants are required to maintain a minimum MVPHS of US$15 million. A failure to meet the minimum MVPHS requirement exists if the deficiency continues for a period of 30 consecutive business days. In accordance with Nasdaq Listing Rules, the Company has 180 calendar days from the date of the deficiency notice, or until May 20, 2024, to regain compliance with the minimum MVPHS requirement. To regain compliance, the Company's MVPHS must exceed US$15 million for a minimum of ten consecutive business days. If the Company does not regain compliance with the minimum MVPHS requirement by May 20, 2024, Nasdaq will provide written notification to the Company that the ADSs are subject to delisting. At that time, the Company may appeal the relevant delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq listing rules; however, there can be no assurance that the Company will satisfy the minimum MVPHS requirement or that any such appeal would be successful.

If our ADSs are ultimately delisted from Nasdaq and we are unable to successfully transfer the listing of our ADSs to The Nasdaq Capital Market, our ADSs would likely then trade only in the over-the-counter market and the market liquidity of our ADSs could be adversely affected and their market price could decrease. If our ADSs were to trade on the over-the-counter market, selling our ADSs could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and we could face significant material adverse consequences, including: a limited availability of market quotations for our securities; reduced liquidity with respect to our securities; a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities; a reduced amount of news and analyst coverage for our Company; and a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for our ADSs and would substantially impair our ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for us.

Risks Related to the Offering

Sales of ADSs held by Perceptive and the additional ADSs issuable upon exercise of the Warrants may cause the market price of our ADSs to decline.

Perceptive holds 1.8 million ADSs; and Perceptive’s Warrants entitle it to purchase up to an additional 1.0 million ADSs, representing, in the aggregate, 56 million of our ‘A’ Ordinary Shares. The sale of such ADSs, or the perception that such sales could occur, may cause the market price of our ADSs to decline or become more volatile. In addition, the fact that Perceptive can sell substantial amounts of ADSs in the public market, whether or not sales have occurred or are occurring, could make it more difficult for the Company to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that it deems reasonable or appropriate.

USE OF PROCEEDS

We will not receive the proceeds from the resale of the ADSs by Perceptive. We may receive up to an aggregate of $2,200,000 from the exercise of the Warrants, assuming the exercise in full of the Warrants. Any proceeds from the exercise of the Warrants will be used for working capital and general corporate purposes.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of December 31, 2023 as derived from our financial statements, which are prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information incorporated by reference into this prospectus and any prospectus supplement.

The table below presents our capitalization and indebtedness on an actual basis and on an as-adjusted basis to give effect to (A) the closing on January 30, 2024 of (i) the Waveform Acquisition for a purchase price of  $12.5 million in cash and 1.8 million ADSs (after giving effect to the ADS Ratio Change) and excluding certain contingent consideration, and (ii) the amendment and restatement of our Original Credit Agreement, for, among other things, an additional $22.0 million of term loan borrowings, and related fees and expenses, and (B) the Delayed Draw Term Loan Borrowing, in each case as if they had occurred on December 31, 2023. The table below, however, does not give effect to:

(i)	the impact of the requirement under IFRS 9, IFRS 13 and IAS 32 to account for the Warrants as derivative financial liabilities of the Company;

(ii)	the impact of the requirement under IFRS 9, IFRS 13 and IAS 32 to account for the option to repay our term loan with Perceptive (the “Term Loan”) early as a derivative financial asset of the Company;

(iii)	the impact of the requirement under IFRS 9 to offset loan origination costs against the Term Loan balance and to accrete interest on the Term Loan balance; or

(iv)
the treatment of the MiCo Convertible Note under IFRS 9, IFRS 13 and IAS 32 as a compound financial instrument with a debt and equity element and to accrete interest on the debt element of the MiCo Convertible Note.

The IFRS accounting for the above transactions is complex and may result in significant further adjustments.

	As of December 31, 2023
	Actual	As Adjusted(1)
Cash	3,691	19,691
Debt Outstanding:
Exchangeable Notes (at nominal amount)	$210	$210
Term Loan (at nominal amount)	41,700	$70,200
Convertible Note (at nominal amount)	20,000	$20,000
	61,910	90,410
Equity:
‘A’ Ordinary Shares, par value $0.0109 per share	$1,972	$2,338
Share Premium	$46,619	$49,943
Treasury shares	$(24,922)	$(24,922)
Reserves	$(5,683)	$(5,683)
Accumulated deficit	$(48,644)	$(48,644)
Total shareholders’ equity	$(30,658)	$(26,968)
Total Capitalization	$31,252	$63,442

(1)
The number of ‘A’ Ordinary Shares issued and outstanding excludes: 51,014,672 ‘A’ Ordinary Shares issuable upon exercise of outstanding stock options at exercise prices that range from US$0.12-US$1.34 per share; 21,200,000 ‘A’ Ordinary Shares represented by ADSs issuable upon the exercise of outstanding warrants; 24,691,358 ‘A’ Ordinary Shares represented by ADSs issuable upon conversion of the MiCo Convertible Note.

SELLING SHAREHOLDER

We are registering the resale of 2.8 million ADSs (representing 56 million ‘A’ Ordinary Shares), including 1.0 million ADSs issuable upon the exercise of the Warrants pursuant to the registration rights provisions of the Warrants.  Perceptive is an investment manager with an expertise in healthcare. The term “selling shareholder” includes the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and any permitted assignees of the Warrants from Perceptive. Except as described herein or in the documents incorporated by reference herein, we did not have any material relationship with Perceptive prior to our credit agreement with Perceptive.

Our registration of the resale of the securities covered by this prospectus does not necessarily mean that the selling shareholder will sell any or all of the securities.

The information in the table below is based upon information provided by the selling shareholder.

Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering/ Percentage of Class	Ordinary Shares Being Offered	Ordinary Shares Beneficially Owned Upon Completion of Offering / Percentage of Class
Perceptive(1)	26.8% (2)	56 million ‘A’ Ordinary Shares (represented by 2.8 million ADSs) (3)	-- %(4)

(1)	Each of Perceptive Credit Holdings II, LP and Perceptive Credit Holdings III, LP is a Delaware limited partnership and their address is 51 Astor Place, 10th Floor, New York, New York 10003.
(2)
Represents 56 million ‘A’ Ordinary Shares, including (a) 36 million ‘A’ Ordinary Shares represented by 1.8 million ADSs of the selling shareholder and (b) 20 million ‘A’ Ordinary Shares represented by 1.0 million ADSs that may be acquired upon full exercise of the Warrants of the selling shareholder.

(3)	Assuming full exercise of the Warrants.
(4)	Assuming all ADSs representing ‘A’ Ordinary Shares being registered for resale hereunder are sold.

PLAN OF DISTRIBUTION

The selling shareholder, may, from time to time, sell, transfer or otherwise dispose of any or all of its ADSs or interests therein on any stock exchange, market or trading facility on which the ADSs are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through agreements between broker-dealers and the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

In connection with the sale of our ADSs or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADSs or interests therein in the course of hedging the positions they assume. The selling shareholder may also sell ADSs or interests therein short and deliver these securities to close out their short positions, or loan or pledge the ADSs or interests therein to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholder from the sale of the ADSs or interests therein offered by the selling shareholder will be the purchase price of such securities less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of ‘ADSs or interests therein to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholder also may resell all or a portion of the ADS or interests therein in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholder and any underwriters, broker-dealers or agents that participate in the sale of the ADSs or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the selling shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the ADSs or interest therein to be sold, the name of the selling shareholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ADSs or interests therein may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ADSs or interests therein may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholder and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling shareholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or have been withdrawn.

DESCRIPTION OF OUR ADSs

The primary trading market for our ADSs is the NASDAQ Global Select Market, where our ADSs are listed and traded under the symbol “TRIB”. The ratio of ADSs to underlying ‘A’ Ordinary Shares is 1 ADS : 20 ‘A’ Ordinary Shares. The Bank of New York Mellon is the depositary for the ADSs pursuant to the deposit agreement filed with the Commission on January 15, 2004 as an exhibit to our Form F-6, registration no. 333-111946.

Descriptions of our ‘A’ Ordinary Shares and ADSs can be found in our Annual Report on Form 20-F for the year ended December 31, 2023, which descriptions are incorporated herein by reference

TAXATION

A description of taxation affecting our ADSs can be found in our Annual Report on Form 20-F for the year ended December 31, 2023, which description is incorporated herein by reference.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Puglisi & Associates; 850 Library Avenue, Suite 204; Newark, Delaware 19711. We have agreed to indemnify the authorized representative against liabilities under the Securities Act of 1933.

OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the Commission registration fee.  The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

Commission registration fee	$754.65
EDGAR and printing fees	$1,000
Legal fees and expenses	$10,000
Accounting fees and expenses	$5,500
Miscellaneous	$2,000
Total	$19,254.65

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, and in our Reports of Foreign Private Issuer on Form 6-K filed under the Exchange Act and incorporated by reference or disclosed herein, no reportable material changes have occurred since December 31, 2023.

LEGAL MATTERS

Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus.  The validity of the ‘A’ Ordinary Shares represented by ADSs offered hereby will be passed upon for us by Matheson LLP, Dublin, Ireland.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2023 and the Statement of Assets Acquired and Liabilities Assumed with respect to the asset acquisition from Waveform Technologies, Inc. incorporated in this prospectus by reference to the Report on Form 6-K filed with the SEC on April 30, 2024 have been so incorporated in reliance on the reports of Grant Thornton, an independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form F-3 that we filed with the Commission under the Securities Act.  We refer you to this registration statement for further information about us and the securities offered hereby.

 We file annual and special reports and other information with the Commission (Commission File Number 000-22320). These filings contain important information that does not appear in this prospectus. Our SEC filings are also available on the Commission Internet site at www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual and special reports and other information with the Commission (File Number 000-22320).  These filings contain important information which does not appear in this prospectus. The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Commission.  We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the Commission on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, as filed with the Commission on April 30, 2024;
●	Our Report on Form 6-K filed on April 30, 2024; and
●	The description of our ADSs contained in our Form 20-F for the fiscal year ended December 31, 2023 filed with the Commission on April 30, 2024.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Trinity Biotech plc, IDA Business Park, Bray, Co. Wicklow, Ireland, Attn: Corporate Secretary, telephone number +(353) 1 276 9800. You may also obtain information about us by visiting our website at www.trinitybiotech.com. Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated in this prospectus. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus is distributed. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

We are an Irish company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.  As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and (iii) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Irish experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been advised by counsel that the United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be recognized or enforceable in Ireland.

A judgment of the U.S. courts will be enforced by the Irish courts, by way of separate action in Ireland,  if the following general requirements are met: (i) the debt is for a liquidated or defined sum; (ii) the procedural rules of the U.S. court must have been observed and the U.S. court must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the submission to jurisdiction by the defendant would satisfy this rule); and (iii) the judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it. A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. If the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that, in the meantime, the judgment should not be actionable in Ireland. It remains to be determined whether final judgment given in default of appearance is final and conclusive. However, the Irish courts may refuse to enforce a judgment of the U.S. courts which meets the above requirements for one of the following reasons: (a) if the judgment is not for a debt or a definite sum of money; (b) if the judgment was obtained or alleged to have been obtained by fraud; (c) if the process and decision of the U.S. Courts were contrary to natural or constitutional justice under the laws of Ireland and if the enforcement of the judgment in Ireland would be contrary to natural or constitutional justice; (d) if the judgment is contrary to Irish public policy or involves certain United States laws which will not be enforced in Ireland or constitute the enforcement of a judgment of a penal or taxation nature; (e) if jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Irish Superior Courts Rules; (f) there is no practical benefit to the party in whose favor the foreign judgment is made in seeking to have that judgment enforced in Ireland, or (g) if the judgment is not consistent with a judgment of an Irish court in respect of the same matter.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

TRINITY BIOTECH PLC

2,800,000 American Depositary Shares
representing
56,000,000 ‘A’ Ordinary Shares

PROSPECTUS

May 7, 2024